Exhibit 99.2

ISIS PHARMACEUTICALS PRICES OFFERING OF $201.25 MILLION OF

2 ¾% CONVERTIBLE SENIOR NOTES,

INCLUDING EXERCISE IN FULL OF OVER-ALLOTMENT OPTION

CARLSBAD, Calif., August 8, 2012 — Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today the pricing of its offering of $201.25 million aggregate principal amount of Convertible Senior Notes due 2019 (the “Convertible Notes”) in a private placement, including $26.25 million aggregate principal amount of the Convertible Senior Notes due 2019 being sold pursuant to the exercise in full of the initial purchasers’ over-allotment option. The sale of the Convertible Notes is expected to close on August 13, 2012, subject to customary closing conditions.

Isis expects that the net proceeds from this offering will be approximately $194.8 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by Isis. Following this offering, Isis intends to use a substantial portion of the net proceeds of this offering to redeem its outstanding 2 5/8%  Convertible Subordinated Notes due 2027 (the “2027 Notes”), and the remainder of the proceeds for general corporate and working capital purposes.

The Convertible Notes will bear interest at a fixed rate of 2 ¾% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2012.  The Convertible Notes will mature on October 1, 2019, unless earlier purchased, redeemed or converted.

The Convertible Notes are convertible, at the option of the holders at any time prior to the close of business on the business day immediately preceding July 1, 2019 only under certain conditions.  On or after July 1, 2019 until the close of business on the second scheduled trading day preceding the maturity date, holders may convert their Convertible Notes at their option at the conversion rate then in effect at any time irrespective of these conditions.  Isis will settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

The conversion rate will initially be 60.1368 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $16.63 per share of common stock).  The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest.  In addition, following certain corporate events that occur prior to the maturity date or a notice of redemption, Isis will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event or redemption in certain circumstances.

Isis may not redeem the Convertible Notes prior to October 5, 2016.  Isis may redeem the Convertible Notes, at its option, in whole or in part, on or after October 5, 2016 if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the date on which Isis provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus $90 per each $1,000 principal amount of notes being redeemed.

If Isis undergoes a fundamental change (as defined in the indenture relating to the Convertible Notes), holders may require Isis to purchase for cash all or part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Neither the Convertible Notes nor any shares of Isis’ common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements regarding Isis’ financing plans, including statements related to Isis’ offering of the Convertible Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions, whether Isis will be able to satisfy the conditions required to close any sale of the Convertible Notes, the fact that Isis’ management will have broad discretion in the use of the proceeds from any sale of the Convertible Notes and Isis’ ability to successfully redeem any of its 2027 Notes. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2011 and its most recent quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission.

Isis Pharmaceuticals® is a registered trademark of Isis Pharmaceuticals, Inc.

Isis Pharmaceuticals’ Contacts:

D. Wade Walke, Ph.D. Executive Director, Corporate Communications and Investor Relations 760-603-2741	Amy Blackley, Ph.D. Associate Director, Corporate Communications 760-603-2772

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